Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our reports dated February 6, 2004, except for the first paragraph of Note 4, as to which the date is February 26, 2004, accompanying the consolidated financial statements and schedules included in the Annual Report of TB Wood’s Corporation on Form 10-K for the year ended January 2, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of TB Wood’s Corporation on Forms S-8 (File No. 33-87936, effective May 9, 2002, File No. 333-31785 and 333-31787, effective July 22, 1997 and File No. 33-07231, effective June 28, 1996).

Grant Thornton LLP

Baltimore, Maryland
March 19, 2004